                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:

/ /      Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12



                           GOLF TRUST OF AMERICA, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/      No fee required

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:__________________
         (2)      Aggregate number of securities to which transaction applies:
                  __________________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): __________________
         (4)      Proposed maximum aggregate value of transaction:
                  __________________
         (5)      Total fee paid: __________________

/ /      Fee paid previously with preliminary materials. __________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid: __________________
         (2)      Form, Schedule or Registration Statement No.: ________________
         (3)      Filing Party: __________________
         (4)      Date Filed: __________________

                           GOLF TRUST OF AMERICA, INC.

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS


         Notice is hereby given that the Annual Meeting of Stockholders for the year 2000 (the "Annual Meeting") of Golf Trust of America, Inc. (the "Company") will be held at the Charleston Place Hotel, 30 Market Street, Charleston, South Carolina, on May 22, 2000 at 9:00 a.m. for the following purposes:

         1.   to elect four directors to the Company's Board of Directors; and

         2. to transact such other business as may properly be brought before the 2000 Annual Meeting or any adjournments or postponements thereof.

         The close of business on March 31, 2000 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only holders of record of the Company's sole class of Common Stock at such time will be entitled to vote.

         You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please promptly sign, date and return the enclosed proxy card in the enclosed self-addressed, postage prepaid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders, whether you own a few shares or many shares, return your signed proxies promptly.

         A majority of the outstanding shares of Common Stock entitled to vote at the annual meeting must be represented at the annual meeting, in person or by proxy, in order to constitute a quorum at the annual meeting. Please return your proxy card in order to ensure that a quorum is obtained and to avoid the additional costs to the company of adjourning the annual meeting and resoliciting proxies. If you attend the Annual Meeting, you may vote your shares of Common Stock in person if you wish, even if you have previously returned your proxy card.

         YOUR VOTE IS IMPORTANT.

                                       By Order of the Board of Directors,


                                       /s/ SCOTT D. PETERS

                                       Scott D. Peters
                                       Secretary

April 17, 2000
Charleston, South Carolina

                                 PROXY STATEMENT


         This Proxy Statement is furnished as of April 14, 2000 in connection with the solicitation of proxies by the Board of Directors of Golf Trust of America, Inc. (the "Company" or "Golf Trust") for use at the Annual Meeting of Stockholders for the year 2000, which will be held on May 22, 2000 (the "Annual Meeting").

         The Company's principal executive offices are located at 14 North Adger's Wharf, Charleston, South Carolina, 29401. A copy of the Company's 1999 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card will be first mailed to stockholders on or about April 17, 2000. The 1999 Annual Report to Stockholders, however, is not part of the proxy solicitation material. The Company will provide a copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, without charge to any shareholder who so requests in writing to Golf Trust of America, Inc., 14 North Adger's Wharf, Charleston, SC 29401, Attention: Investor Relations.

VOTING PROCEDURES

         A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

         You have three choices regarding the election of directors at the upcoming Annual Meeting. You may:

         1.   vote for all of the director nominees;
         2.   withhold authority to vote for all director nominees; or
         3. vote for one or more director nominees and withhold authority to vote for one or more of the other director nominees.

         Stockholders may vote by completing and returning the enclosed proxy card prior to the Annual Meeting, by voting in person at the Annual Meeting or by submitting a signed proxy card at the Annual Meeting.


                             YOUR VOTE IS IMPORTANT.
         ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING
           PROXY CARD REGARDLESS OF HOW MANY OR FEW SHARES YOU OWN AND
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.


         You may revoke your proxy at any time before it is actually voted at the Annual Meeting by: (a) delivering written notice of your revocation to the Secretary of the Company at 14 North Adger's Wharf, Charleston, South Carolina, 29401; (b) submitting a later dated proxy; or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating such person to act on your behalf.

         Each unrevoked proxy card properly signed and received prior to the close of the Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR each director nominee named in proposal 1 on the proxy card and will be voted in the discretion of the persons named as proxies on the other business that may properly come before the Annual Meeting.

         The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of the Company's sole class of Common Stock ("Common Stock") issued and outstanding as of March 31, 2000, will constitute a quorum. A quorum is necessary for the transaction of business at the Annual Meeting. The Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary voting authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be treated as abstentions with respect to that matter.

         Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

         Holders of record of the Company's sole class of Common Stock at the close of business on March 31, 2000 are entitled to vote at the Annual Meeting. On March 31, 2000, 8,118,147 shares of Common Stock were outstanding. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. A majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, is sufficient to take or authorize action upon any matter which may properly come before the Annual Meeting. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. Each share of Common Stock is entitled to one vote.

UNSOLICITED PROPOSAL AND APPOINTMENT OF FINANCIAL ADVISOR

         On December 15, 1999, the Company received an unsolicited letter from a shareholder expressing its belief that the Company's current real estate investment trust structure is not optimal to best leverage both current and future marketing opportunities. On January 28, 2000, that shareholder filed a
Schedule 13D reporting its holdings of Company stock.

         After a deliberate interview and due diligence process by management and review by the Company's Board of Directors, on February 9, 2000, the Company engaged Banc of America Securities LLC to act as its financial advisor to undertake a review of a broad range of strategic alternatives available to the Company in light of the current and prospective market conditions facing the Company and the REIT industry. Executive management is meeting regularly with this financial advisor in furtherance of considering alternatives to enhance shareholder value. These alternatives include the possibilities of a merger, sale, recapitalization, privatization or restructuring, including de-REITing (revoking election of REIT tax status), among others.

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation, as amended (the "Charter"), provide for the seven members of the Company's Board of Directors to be divided into three classes serving staggered terms. The terms of the three Class I directors are ending this year, on the date of the upcoming Annual Meeting. The terms of the Class II and Class III directors will end on the dates of the annual meetings to be held in the years 2001 and 2002, respectively. In addition, directors serve until their successors have been duly elected and qualified or until the directors resign, become disqualified or disabled, or are otherwise removed.

THIS YEAR'S NOMINEES

         The Nominating Committee of the Company's Board of Directors has nominated the current three Class I directors, whose terms are expiring, to stand for re-election at the upcoming Annual Meeting. These directors are Mr. Larry D. Young, Mr. Fred V. Reams and Mr. Edward L. Wax. If re-elected, such directors will serve until the 2003 Annual Meeting and until their successors are elected and qualified.

         Effective on October 31, 1999, Mr. David D. Joseph resigned as a Class II director and the Board of Directors elected Mr. Scott D. Peters, who is the Company's Chief Financial Officer, to fill Mr. Joseph's position until the upcoming Annual Meeting. The Nominating Committee has nominated Mr. Peters to stand for re-election by shareholders as a director. If re-elected, Mr. Peters will serve until the 2001 Annual Meeting (which is the remainder of Mr. Joseph's original term) and until his successor is elected and qualified.

         If any of such nominees unexpectedly becomes unavailable for election, proxies will be voted for the election of persons selected as nominees in their place by the Board of Directors.

         Certain information about Messrs. Peters, Young, Reams and Wax is set forth below.


                       NAME                               AGE                             POSITION
---------------------------------------------------    ---------      ------------------------------------------------
Scott D. Peters.....................................       42         Interim  Director, Chief Financial Officer,
                                                                      Senior Vice President and Secretary

Larry D. Young......................................       58         Director

Fred W. Reams.......................................       57         Independent Director (1)(2)

Edward L. Wax.......................................       63         Independent Director (2)(3)


(1)  Compensation Committee Member
(2)  Nominating Committee Member
(3)  Audit Committee Member

BIOGRAPHICAL INFORMATION

         SCOTT D. PETERS is Chief Financial Officer, Senior Vice President and Secretary of the Company. Mr. Peters is serving as an interim director, appointed by the Board to fill the vacancy created by Mr. Joseph's resignation in late 1999. From 1992 through 1996, Mr. Peters served as Senior Vice President and Chief Financial Officer of the Pacific Holding Company in Los Angeles, where he participated in the management of a 4,000 acre real estate portfolio consisting of residential, commercial and country club properties focusing on master-planned golf communities. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Homes, Inc; and from time to time during 1990 and 1991 lectured on Real Estate Finance and Asset Management at California State University at Bakersfield. Mr. Peters became a Certified Public Accountant and worked with Arthur Andersen & Co. and Laventhol & Horwath from 1981 to 1985. From 1986 to 1988, Mr. Peters worked with a general partnership that managed the construction of the Scottsdale Princess Resort. He holds a Bachelor of Arts degree in Accounting and Finance with honors from Kent State University and a Masters degree in Taxation from the University of Akron, Ohio.

         LARRY D. YOUNG is a director of the Company and is the founder of The Legends Group. Mr. Young has been involved in the golf business for 35 years, and for 25 of those years in Myrtle Beach, South Carolina. In 1975 he moved to Myrtle Beach, where he started what became The Legends Group, a leading golf course owner, developer and operator in the Southeast and Mid-Atlantic regions of the United States. Mr. Young has developed 10 courses during that time, nine of which have received national recognition, including four courses which were rated the best new course in their respective category in the year developed by Golf Digest magazine. Mr. Young has served in numerous capacities in golf industry related non-profit organizations.

         FRED W. REAMS is an Independent Director. Since 1981 Mr. Reams has served as the President of Reams Asset Management Company, LLC ("Reams Management"), an independent private investment firm which he co-founded. Reams Management employs a staff of 25 persons and manages approximately $6 billion in assets. In addition, Mr. Reams has served as President of the Board of Directors of the Otter Creek Golf Course since 1981. Otter Creek, located in Indiana and rated in the top 25 public courses by Golf Digest in 1990, recently expanded to 27 holes and has hosted several noteworthy tournaments, including multiple U.S. Open and U.S. Senior Open Qualifiers, four American Junior Golf Association Championships, The National Public Links Championship and over 20 state amateur championships. Mr. Reams holds a Bachelor of Arts degree and a Masters degree in Economics from Western Michigan University.

         EDWARD L. WAX is an Independent Director. Mr. Wax is currently Chairman Emeritus of Saatchi & Saatchi, a worldwide advertising and ideas company. From 1992 until his appointment to his current position in 1997, Mr. Wax served as Chairman and Chief Executive Officer of Saatchi & Saatchi. Mr. Wax has been responsible at Saatchi for the operations of 143 offices, in 87 countries. Mr. Wax has been employed by Saatchi & Saatchi since 1982. Mr. Wax was formerly Chairman of The American Association of Advertising Agencies as well as a director of both the Ad Council and the Advertising Educational Foundation. Mr. Wax also serves on the Board of Directors of Dollar Thrifty Automotive Group. Mr. Wax holds a Bachelor of Science degree in Chemical Engineering from Northeastern University and a Masters degree in Business Administration from the Wharton Graduate School of Business.

RECOMMENDATION OF THE BOARD OF DIRECTORS ON PROPOSAL 1:

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. YOUNG, REAMS AND WAX TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE 2003 ANNUAL MEETING, AND FOR THE ELECTION OF MR. PETERS TO SERVE AS A DIRECTOR UNTIL THE 2001 ANNUAL MEETING, AND UNTIL SUCH TIME AS THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.


                          OTHER MATTERS AT THE MEETING

         The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.


                             THE BOARD OF DIRECTORS

         The Company is managed by a Board of Directors composed of seven members, a majority of which are independent of the Company's management ("Independent Directors"). The Board met twelve times in 1999 and acted by unanimous consent on two other occasions; the Compensation Committee acted by unanimous consent two times; ad hoc committees acted by unanimous consent two times; the Nominating Committee acted by unanimous consent one time and the Audit Committee met twice. Each of the directors either attended or participated by telephone in at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he was a member.

COMMITTEES

         AUDIT COMMITTEE. The Board of Directors has established an audit committee consisting of three Independent Directors (the "Audit Committee"). Mr. Jones is currently the chairman of the Audit Committee. The Audit Committee's role is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

         COMPENSATION COMMITTEE. The Board of Directors has established a Compensation Committee (the "Compensation Committee") to determine compensation, including awards under the Company's stock incentive plans, for the Company's executive officers. The Compensation Committee consists of three Independent Directors. The current chairman is Mr. Chapman. The Compensation Committee report is set forth within this document.

         NOMINATING COMMITTEE. The Board of Directors has established a nominating committee (the "Nominating Committee") to nominate individuals for elections to the Board of Directors. The Nominating Committee consists of two Independent Directors and Mr. Blair. The current chairman is Mr. Blair. The Nominating Committee will consider nominees recommended by security holders. (A shareholder wishing to recommend a nominee should contact the Secretary of the Company, Scott D. Peters, at (843) 723-4653.)

         OTHER COMMITTEES. The Board of Directors may from time to time form other committees as circumstances warrant. Such committees will have such authority and responsibility as may be delegated by the Board of Directors, to the extent permitted by Maryland law. Currently the Board has one such committee, the Strategic Alternatives Working Committee, composed of Messrs. Blair and Wax, which was created to work with the Company's financial advisor. See "--Unsolicited Proposal and Appointment of Financial Advisor," above.

COMPENSATION OF DIRECTORS

         The Company pays its Independent Directors fees for their services as directors. Directors receive annual compensation of $10,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors (whether in person or telephonically) and $500 for attending committee meetings. Directors who are not Independent Directors are not paid any director fees. The Company reimburses directors for their reasonable and documented out-of-pocket travel expenses. As described below, the four Independent Directors receive automatic annual grants of options to purchase 5,000 shares of Common Stock at the stock's fair market value on the date of grant.

DIRECTORS' STOCK OPTION PLAN

         On January 28, 1997 the Company's sole stockholder approved the Board of Directors' adoption of the Golf Trust of America 1997 Non-Employee Directors' Plan (the "Directors' Plan").

         SHARE AUTHORIZATION. A maximum of 100,000 shares of Common Stock may be issued under the Directors' Plan except that the share limitation and terms of outstanding awards may be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. Through the date hereof, the Company has awarded grants relating to 80,000 shares (such that 20,000 shares remain available for grant) under the Directors' Plan.

         ELIGIBILITY. The Directors' Plan provides for the grant of options to purchase Common Stock to each eligible director of the Company. No director who is an employee of the Company or an owner who contributes a golf course to the Company and receives OP Units is eligible to participate in the Directors' Plan. Consequently, only the Independent Directors are eligible to participate.

         OPTIONS. Pursuant to the Directors' Plan each eligible director was awarded non-qualified options to purchase 5,000 shares of Common Stock in connection with the Company's initial public offering ("IPO"). Such initial grants are exercisable at the IPO price of $21.00 per share. Each subsequently elected eligible director will receive non-qualified options to purchase 5,000 shares of Common Stock on the date such director is first elected or appointed to the Board of Directors. The Directors' Plan also provides for an automatic annual grant to each eligible director of options to purchase 5,000 shares of Common Stock on the anniversary of the IPO, beginning in 1998. Accordingly, each eligible director was awarded non-qualified options to purchase 5,000 options at $29.00 per share on February 7, 1998, non-qualified options to purchase 5,000 shares at $24.50 per share on February 6, 1999 and non-qualified options to purchase shares at $17.938 on February 6, 2000. The exercise price of all options grants under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant. All awards under the Directors' Plan vest immediately upon grant. The exercise price may be paid in cash, cash equivalents, Common Stock or a combination thereof acceptable to the Compensation Committee. Options granted under the Directors' Plan are exercisable for 10 years from the date of grant.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO OPTIONS. Generally, an eligible director does not recognize any taxable income, and the Company is not entitled to a deduction, upon the grant of an option. Upon the exercise of an option the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. Special rules may apply as a result of Section 16 of the Exchange Act. The Company is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax.

         AMENDMENT AND TERMINATION. The Directors' Plan provides that the Board may amend or terminate the Directors' Plan, but the terms relating to the amount, price and timing of awards may not be amended more than once every six months other than to comport with changes in the tax code, or the rules and regulations thereunder. An amendment will not become effective without stockholder approval if the amendment materially (i) increases the number of shares that may be issued under the Directors' Plan, (ii) changes the eligibility requirements or (iii) increases the benefits that may be provided under the Directors' Plan. No options may be granted under the Directors' Plan after December 31, 2006.

DIRECTORS AND OFFICERS INSURANCE

         The Company maintains directors and officers liability insurance. Directors and officers liability insurance insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company, and the Company to the extent that it has indemnified the directors and officers for such loss

INDEMNIFICATION

         The Charter provides that the Company shall indemnify its officers and directors against certain liabilities to the fullest extent permitted under applicable law. The Charter also provides that the directors and officers of the Company be exculpated from monetary damages to the fullest extent permitted under applicable law.

                             DIRECTORS AND OFFICERS

         The Company's Board of Directors consists of seven members. The directors include W. Bradley Blair II, Chief Executive Officer, President and Chairman of the Board of the Company, Scott D. Peters, Chief Financial Officer, Senior Vice President and Secretary of the Company and Larry D. Young, founder of The Legends Group and contributor of seven of the Company's ten original golf courses. The remaining directors are Independent Directors who are not employees of the Company. Subject to severance compensation rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

         Set forth below is information with respect to the Company's directors and executive officers.


                                                                                      YEAR ELECTED    CURRENT TERM
                NAME                     AGE                  POSITION                  TO BOARD        EXPIRES
----------------------------------     ------    --------------------------------   ----------------  ------------
W. Bradley Blair, II (1)                  56     Chief Executive Officer,                 1997            2002
                                                 President and Chairman of the
                                                 Board of Directors

Scott D. Peters...................        42     Chief Financial Officer, Senior          1999 (2)        2000
                                                 Vice President and Secretary

Larry D. Young....................        58     Director                                 1997            2000

Roy C. Chapman (1)(3)(4)..........        59     Independent Director                     1997            2001

Raymond V. Jones (3)..............        52     Independent Director                     1997            2002

Fred W. Reams (1)(4)..............        57     Independent Director                     1997            2000

Edward L. Wax (3)(4)..............        63     Independent Director                     1997            2000


(1)  Nominating Committee Member
(2) Elected by the Board of Directors to fill the vacancy created by Mr. Joseph's resignation. Mr. Peters will serve until the 2000 Annual Meeting at which time he will stand for re-election to serve the remainder of Mr. Joseph's original term, which expires on the date of the 2001 annual meeting of stockholders.
(3)  Audit Committee Member
(4)  Compensation Committee Member

BIOGRAPHICAL INFORMATION

         W. BRADLEY BLAIR, II is the Chief Executive Officer, President, and Chairman of the Board of Directors of the Company. From 1993 until the Company's IPO, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of Legends Group Ltd., Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair, Conaway Bograd & Martin, P.A., a law firm, specializing in real estate, finance, taxation and acquisitions. Mr. Blair holds a Bachelor of Science degree in Business from Indiana University and a Juris Doctorate degree from the University of North Carolina at Chapel Hill Law School.

         ROY C. CHAPMAN is an Independent Director. Mr. Chapman currently is the Chairman, Chief Executive Officer and principal stockholder of Human Capital Resources, Inc., which was formed to assist students to finance higher education. He is also serving as Chief Financial Officer of Lonbard

Technologies, Inc. a privately held company involved in the consolidation of the metal surface finishing industry. From 1987 until his retirement in February 1993, he was Chairman and Chief Executive Officer of Cache, Inc., the owner and operator of a nationwide chain of upscale women's apparel stores. He has served as the Chief Financial and Administrative Officer of Brooks Fashion Stores and was a partner in the international accounting and consulting firm of PriceWaterhouseCoopers LLP. Mr. Chapman has also served as a member of the staff of the Division of Market Regulation of the Securities and Exchange Commission and acted as a consultant to the Special Task Force to Overhaul the Securities Investors Protection Act. Mr. Chapman holds a Bachelors degree in Business Administration from Pace University.

         RAYMOND V. JONES is an Independent Director. From 1984 to 1994 he was Managing Partner of Summit Properties Limited Partnership before such entity went public in 1994. From 1994 until retiring in March 1998, Mr. Jones was the Executive Vice President of Summit Properties Inc. ("Summit"). Summit is a publicly-traded REIT listed on the New York Stock Exchange and is one of the largest developers and operators of luxury garden multifamily apartment communities in the Southeastern United States. While at Summit, Mr. Jones oversaw the development of 26 communities comprising nearly 6,500 apartment homes in Georgia, North Carolina, South Carolina and Ohio. Prior to 1984, Mr. Jones served as General Operations Manager for both the Charlotte and Houston divisions of Ryan Homes, Inc. Mr. Jones holds a Bachelor of Arts degree in Political Science from George Washington University.

         Biographical information for Messrs. Peters, Young, Reams and Wax appears above, beginning on page 4.

EXECUTIVE  COMPENSATION

         The Company currently has two executive officers, Mr. Blair and Mr. Peters. A third officer, Mr. Joseph, resigned in the fourth quarter of 1999. Prior to the Company's initial public offering in February 1997, the Company did not pay any compensation to its executive officers. The following tables set forth 1997, 1998 and 1999 compensation (on an annualized basis) and information regarding stock option and restricted stock grants made through the date of this Proxy Statement to the Company's executive officers and Mr. Joseph.


                           SUMMARY COMPENSATION TABLE


                                                             ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                                        -----------------------------   ----------------------------
                                                                                          RESTRICTED     SECURITIES
                                                                                         STOCK AWARDS    UNDERLYING
      NAME AND PRINCIPAL POSITION         FISCAL YEAR     SALARY (1)       BONUS (2)         (3)         OPTIONS (4)
----------------------------------------  -----------   ------------     ------------   -------------    -----------
W. Bradley Blair, II....................      1999      $  330,000       $    247,500   $    603,400       85,000 (5)
     Chief Executive Officer, President       1998      $  300,000       $    328,929   $    275,703      155,000 (5)
     and Chairman of the Board of             1997      $  250,000       $    280,133   $    785,325      400,000 (5)
        Directors

David D. Joseph.........................      1999      $  204,250                 --             --           -- (6)
     Executive Vice President (resigned)      1998      $  190,000       $    173,014   $    158,671       22,000 (6)
                                              1997      $  150,000       $    156,903   $    654,437      261,666 (6)

Scott D. Peters.........................      1999      $  176,000       $    132,000   $    344,800       60,000 (7)
     Chief Financial Officer, Senior          1998      $  160,000       $    173,014   $    423,391       85,000 (7)
     Vice President and Secretary             1997      $  138,500 (8)   $    117,271   $    392,663      140,000 (7)


----------

(1) Amounts shown for 1997 are annualized totals for the amounts paid from the Company's IPO on February 12, 1997 through December 31, 1997. No salary was paid prior to completion of the Company's IPO on February 12, 1997.

(2) Listed bonuses for 1997 consist of amounts paid in lieu of first and second quarter dividends on then pending restricted stock grants prior to the date of issuance of such restricted stock, as well as performance related bonuses earned in 1997 but paid in 1998. Similarly, listed bonuses in 1998 and 1999 include performance related bonuses earned in 1998 and 1999 but paid in 1999 and 2000, respectively. Not included in these amounts are car allowances paid to Messrs. Blair, Joseph and Peters of $7,500, $6,000 and $4,500, respectively, for 1997 and $12,000, $9,600 and $7,200, respectively, for 1998 and 1999.

(3) On September 19, 1997, pursuant to the 1997 Stock-Based Incentive Plan, Messrs. Blair, Joseph and Peters were awarded 30,000, 25,000 and 15,000 shares of restricted stock, respectively, for the shares' par value when the stock price was $26.1875. On January 1, 1998, Messrs. Blair, Joseph and Peters were awarded 9,507, 7,809 and 3,623 shares of restricted stock, respectively, for the shares' par value when the stock price was $29.00. Such grants vest in four equal annual installments on the anniversary of the date of grant. On March 10, 1999, pursuant to the 1998 Stock-Based Incentive Plan, Messrs. Blair, Joseph and Peters were awarded 20,000, 10,000 and 14,000 shares of restricted stock, respectively, for the shares' par value when the stock price was $22.75. Such shares will vest in five equal annual installments on the anniversary of the date of grant. On January 30, 2000, pursuant to the 1998 Stock-Based Incentive Plan, Messrs. Blair and Peters were awarded 35,000 and 20,000 shares of restricted stock, respectively, for the shares par value when the stock price was $17.25. Such shares will vest in three equal annual installments on the anniversary of the date of the grant. Vesting of all restricted stock grants generally is contingent upon each named executive's continued employment with the Company, but is subject to acceleration upon termination without cause, changes of control and certain other events defined in such executive's employment agreement and in the award. The Compensation Committee accelerated the 1999 vesting of 2,865, 2,388 and 1,433 shares, which were granted September 19, 1997 to January 4, 1999 for Messrs. Blair, Joseph and Peters, respectively. The amounts shown are the fair market value of the entire award (regardless of vesting) on the date of grant (based on the closing price on the date of grant), less the purchase price paid by each named executive. Under the applicable option plan, dividends are payable on all restricted stock awards prior to vesting. In October 1999, Mr. Joseph resigned as Director of Acquisitions and Executive Vice President and as a member of the Company's Board of Directors to pursue other business interests. As a result, 3,905 of the unvested shares from the January 1, 1998 grant were cancelled and 8,000 of the unvested shares from the March 10, 1999 grant were cancelled.

(4) Listed options for 1999 include option grants made on January 30, 2000 in respect of the named executive's performance in 1999.

(5) Mr. Blair was granted: (a) on February 6, 1997, options to purchase 150,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 90,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 160,000 shares at $25.75 per share. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Blair's employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events. On November 11, 1998, Mr. Blair was granted options to purchase 155,000 shares at $25.063 per share. This grant vests in five equal annual installments beginning one year from the date of grant, subject to the same acceleration provisions mentioned above. On January 30, 2000, Mr. Blair was granted options to purchase 85,000 shares at $17.25 per share. This grant vests in three equal annual installments beginning one year from the date of grant, subject to the same acceleration provisions mentioned above.

(6) Mr. Joseph was granted: (a) on February 6, 1997, options to purchase 125,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 75,000 shares at $24.875 per share of which 25,000 unvested options were cancelled upon his resignation in October 1999; and (c) on May 19, 1997, options to purchase 130,000 shares at $25.75 per share of which 43,334 unvested options were cancelled upon his resignation in October 1999. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Joseph's employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events. On November 11, 1998, Mr. Joseph was granted options to purchase 110,000 shares at $25.063 per share of which 88,000 unvested options were cancelled upon his resignation. This grant vests in five equal annual installments beginning one year from the date of grant, subject to the same acceleration provisions mentioned above. Mr. Joseph resigned as Director of Acquisitions and Executive Vice President and as a member of the Company's Board of Directors in October 1999 to pursue other business interests.

(7) Mr. Peters was granted: (a) on February 6, 1997, options to purchase 40,000 shares at $21.00 per share; (b) on April 25, 1997, options to purchase 20,000 shares at $24.875 per share; and (c) on May 19, 1997, options to purchase 80,000 shares at $25.75 per shares. All such grants vest in three equal annual installments beginning one year from the date of grant, subject to provisions in Mr. Peters' employment agreement providing for accelerated vesting upon changes of control, termination without "good reason" and certain other events. On November 11, 1998 Mr. Peters was granted options to purchase 85,000 shares at $25.063 per share. This grant vests in five equal annual installments beginning one year from the date of grant, subject to the same acceleration in provisions mentioned above. On January 30, 2000, Mr. Peters was granted options to purchase 60,000 shares at $17.25 per share. This grant vests in three equal annual installments beginning one year from the date of grant, subject to the same acceleration provisions mentioned above.

(8) Effective on July 1, 1997, Scott D. Peters' salary was increased from $125,000 per year to $150,000 per year. Mr. Peters' employment with the Company began on February 12, 1997, the closing date of the IPO. Prior to such date, Mr. Peters was paid a consulting fee totaling $12,000 by The Legends Group, which amount was subsequently reimbursed to The Legends Group by the Company (on the closing of the IPO).

OPTION GRANTS FOR LAST FISCAL YEAR

         The following table sets forth information with respect to stock options granted to each of the executive officers named in the above Summary Compensation Table in fiscal year 1999 and grants made in 2000 in respect of the executives' performance in fiscal year 1999. The table also includes the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation have been calculated in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate of future stock price. There can be no assurance that the actual stock price will appreciate over the ten-year option terms at the assumed rates of 5% and 10% or at any other defined rate. Unless the market price of the Common Stock appreciates over the option term, the named executive officers will not realize value from these option grants. Percentages shown in the table are based on a total of 195,000 options granted to employees in respect of fiscal year 1999 performance, all of which were granted on January 30, 2000.

                               1999 OPTION GRANTS


                                                          INDIVIDUAL GRANTS
                                          -------------------------------------------------    POTENTIAL REALIZABLE
                                                        PERCENT                                  VALUE AT ASSUMED
                                           NUMBER OF    OF TOTAL                               ANNUAL RATES OF STOCK
                                          SECURITIES    OPTIONS                               PRICE APPRECIATION FOR
                                          UNDERLYING    GRANTED                                    OPTIONS TERM
                                            OPTIONS     IN FISCAL    EXERCISE    EXPIRATION   ----------------------
                 NAME                       GRANTED        1999        PRICE        DATE          5%          10%
--------------------------------------    ----------    ---------    --------    ----------   ---------     --------
W. Bradley Blair, II..................     85,000 (1)       43.6%      $17.25     1/30/2010   $ 138,456    $ 220,468

David D. Joseph.......................         --              --       --           --              --           --

Scott D. Peters.......................     60,000 (1)       30.8%      $17.25     1/30/2010   $  97,734    $ 155,625


----------

(1) These options were granted on January 30, 2000 but the Company considers them to be compensation for 1999. Accordingly they have been included in this table and in the Summary Compensation Table as 1999 grants.

OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

         The following table shows that there were no option exercises during the fiscal year ended December 31, 1999 by any of the executive officers named in the Summary Compensation Table and it describes the exercisable and unexercisable options held by them as of December 31, 1999. The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $16.938 per share, the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1999, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.


                     1999 OPTION EXERCISES YEAR-END HOLDINGS


                                                       NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                            SHARES                 UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                           ACQUIRED                   AT DECEMBER 31, 1999 (2)            DECEMBER 31, 1999 (1)
                              ON       VALUE       ------------------------------      ------------------------------
         NAME              EXERCISE   RECEIVED     EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------------------------ ------------ --------     -----------      -------------      -----------      -------------
W. Bradley Blair, II..       --          --            297,667            257,333           --                --

David D. Joseph ......       --          --            241,999             41,667           --                --

Scott D. Peters.......       --          --            110,333            114,667           --                --


(1) None of the options included in the table above were in-the-money on December 31, 1999.
(2)      The options granted on January 30, 2000 are not in this table.

EMPLOYMENT AGREEMENTS

         The Company has entered into written employment agreements with W. Bradley Blair, II, and Scott D. Peters. The employment agreement with Mr. Blair had a term of four years, commencing February 7, 1997. On November 7, 1999 the Company entered into an amended and restated employment agreement with Mr. Blair pursuant to which his employment term is automatically renewed for three years every February 7, unless written notice to the contrary was given at least three years prior to such date. The employment agreement with Mr. Peters had an original term of two years commencing on February 12, 1997. On November 7, 1999 the Company entered into an amended and restated employment agreement with Mr. Peters pursuant to which his employment term is automatically renewed for two years every February 12, unless written notice to the contrary was given at least two years prior to such date. The employment agreements provide for an annual salary for Messrs. Blair and Peters, respectively, with annual performance bonuses determined by the Compensation Committee in connection with the achievement of performance criteria to be determined by the Compensation Committee. In addition, each of Messrs. Blair and Peters has received options to purchase shares of Common Stock as described in the tables above. Each of Messrs. Blair and Peters, or their estates, would receive severance payments and their stock-based compensation immediately would vest in full upon the death, disability, termination of such executive's employment or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive's employment with "good reason," i.e., as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement. Each such executive will have "good cause" to terminate his employment with the Company in the event of any material reduction in his compensation or benefits, material breach or material default by the Company under his employment agreement or following a change in control of the Company. The severance payments of Messrs. Blair and Peters would be equal to base compensation plus bonus, with the bonus equal to the greater of the executive's then most recent annual bonus or his average annual bonus for the years 1997 through 1999. The severance payments would be made for either the balance of the employment term or three years, whichever is longer. The amended and restated employment agreements of Messrs. Blair and Peters were filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         The Compensation Committee may establish additional incentive compensation arrangements for the Company's executive officers and certain key employees.

JOSEPH SEPARATION AGREEMENT

         On October 22, 1999 David D. Joseph tendered his written resignation to the Company and the Company and Mr. Joseph executed a formal separation agreement (the "Separation Agreement") dated as of October 31, 1999. Pursuant to the Separation Agreement, Mr. Joseph resigned from the Board of Directors as of October 31, 1999 and from all other offices and employment with the Company and all of its affiliates as of December 1, 1999. The Separation Agreement provides that after his resignation, Mr. Joseph will continue to work on certain projects as a consultant to the Company until such projects are completed to the President's satisfaction. The Separation Agreement also contains a mutual release of claims, confidentiality provisions, representations and warranties from Mr. Joseph and a two-year covenant not to compete with the Company. In exchange for Mr. Joseph's commitments in the Separation Agreement, the Company agreed to continue to pay Mr. Joseph's salary through February 7, 2000, which would have been the final day of Mr. Joseph's then-current employment term, and to allow prior option grants and restricted stock grants to continue to vest through March 10, 2000. All of Mr. Joseph's option and restricted stock awards that had not vested by March 10, 2000 were terminated. Mr. Joseph will have until December 31, 2002 to exercise all vested options. In addition, the Company agreed to pay Mr. Joseph severance payments in an aggregate amount of $214,250, in installments over two years. Pursuant to the Separation Agreement, all outstanding loans from the Company to Mr. Joseph (see LOANS TO OFFICERS section herein) were consolidated into a single loan evidenced by a single promissory note (the "Master Note") and secured by a pledge of all Company securities acquired by Mr. Joseph as restricted stock under any stock-based compensation plan or with the proceeds of Company loans to Mr. Joseph. Interest on the Master Note shall be payable quarterly at the rate stated in the Master Note and principal shall be payable in one lump sum on January 31, 2003. The Master Note is recourse to Mr. Joseph but shall become non-recourse two months prior to maturity if Mr. Joseph is not then in default under any provision of the Separation Agreement or the Master Note.

COVENANTS NOT TO COMPETE

         In their employment agreements, Messrs. Blair, and Peters have agreed to devote substantially all of their time to the business of the Company and not to engage in any competitive businesses. They have agreed further not to compete directly with the Company in a business similar to that of the Company for a period of one year following any termination of employment, except in the event of a change of control. However, Mr. Blair may continue to invest with Mr. Young and his affiliates in certain residential real estate developments and resort operations. Mr. Joseph, the former Executive Vice President and Director of Acquisitions resigned from the Company as of October 31, 1999 and executed a new covenant not to compete with the Company, which expires on February 7, 2002, as a part of his Separation Agreement.

CHANGE OF CONTROL AGREEMENTS

         The employment agreements of Messrs. Blair and Peters provide that each executive will have good cause to resign upon a change of control and, in that case, all of the executive's stock options and restricted stock would vest in full and the executive would be entitled to severance payments as described under "--Employment Agreements," above. The Company has made loans to each of Messrs. Blair and Peters primarily to acquire Company stock and to fund tax liabilities associated with stock-based compensation. Upon any change of control, all outstanding amounts under these loans would be forgiven, see "Certain Relationships and Related Transactions--Loans to Officers." In addition, the employment agreements, as amended and restated at November 7, 1999, provide that if any payment by or on behalf of the Company or the Operating Partnership to either executive qualifies as an "excess parachute payment" under the tax code, the Company shall make additional payments in cash to the executive (so called "gross-up payments") so that the executive is put in the same after-tax position as he would have been in had no excise tax been imposed by the tax code.

STOCK PLANS

OPTION PLANS

         The Company has established three stock option plans for its executive officers and other key employees and consultants (collectively the "Stock Incentive Plans") as follows:

- ORIGINAL INCENTIVE PLAN. On January 28, 1997, the Company's sole stockholder ratified the Board of Directors' adoption of the Golf Trust of America 1997 Stock Incentive Plan (the "Original Incentive Plan"). The Original Plan relates to a maximum of 500,000 shares of Common Stock, all of which are the subject of current option grants. Through the date hereof, the Compensation Committee has awarded grants relating to 500,000 shares (such that no shares remain available for grant) under the 1997 Stock-Based Incentive Plan. If any such grant fails to vest or is otherwise terminated, the underlying shares will again be available for grant under the Original Incentive Plan.

- 1997 INCENTIVE PLAN. At the annual meeting held May 18, 1998, the Company's stockholders ratified the Board of Directors' adoption of the Golf Trust of America, Inc. 1997 Stock-Based Incentive Plan (the "1997 Incentive Plan"). A maximum of 600,000 shares of Common Stock may be issued under the 1997 Incentive Plan, which amount has been reserved for issuance by the Board of Directors. Through the date hereof, the Compensation Committee has awarded grants relating to 582,032 shares (such that 17,968 shares remain available for grant) under the 1997 Incentive Plan.

- 1998 INCENTIVE PLAN. At the annual meeting held May 18, 1999, the Company's stockholders ratified the Board of Directors' adoption of the Golf Trust of America, Inc. 1998 Stock-Based Incentive Plan (the "1998 Incentive Plan"). A maximum of 500,000 shares of Common Stock may be issued under the 1998 Incentive Plan, which amount has been reserved for issuance by the Board of Directors. Through the date hereof, the Compensation Committee has awarded grants relating to 498,000 shares (such that 2,000 shares remain available for grant) under the 1998 Incentive Plan.

         In addition, the Company has established a stock option plan for its Independent Directors, which is discussed on page 6.

         Certain terms common to all three Stock Incentive Plans for executive officers and other key employees and consultants are described below.

         PURPOSE. By enabling participants to share in ownership of the Company, the Stock Incentive Plans provide additional means with which the Company can attract, motivate, retain and reward its officers, key employees and consultants. The Stock Incentive Plans are designed to provide incentives to officers and key employees to maximize the Company's stock price and cash flow available for distribution.

         ADMINISTRATION. The Stock Incentive Plans are administered by the Compensation Committee, which is authorized to select from among the eligible persons the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is authorized to adopt, amend and rescind rules relating to the administration of the Stock Incentive Plans. No member of the Compensation Committee is eligible to participate in the Stock Incentive Plans.

         AWARDS UNDER THE STOCK INCENTIVE PLANS. At the Compensation Committee's discretion, awards under the Stock Incentive Plans may take the form of stock options, stock appreciation rights, restricted stock awards, performance share awards and/or stock bonuses (collectively "Awards"), which are described below:

- NON-QUALIFIED STOCK OPTIONS provide for the right to purchase Common Stock at a specified price that may be less than fair market value on the date of grant (but not less than par value), and usually become exercisable in installments after the grant date. Non-qualified stock options may be granted for any reasonable term.

- INCENTIVE STOCK OPTIONS are designed to comply with the provisions of the tax code and will be subject to restrictions contained in the tax code, including exercise prices equal to at least 100% of fair market value of the Common Stock on the grant date and a 10 year restriction on their term, but may be subsequently modified to disqualify them from treatment as incentive stock options.

- RESTRICTED STOCK may be awarded or sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Consideration for restricted stock may include notes and past services. Restricted stock typically may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold or otherwise transferred or hypothecated until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

- PERFORMANCE AWARDS may be granted by the Compensation Committee on an individual or group basis. Generally, these Awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance Awards may include "phantom" stock Awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance Awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

- STOCK APPRECIATION RIGHTS ("SARs") may be granted by the Compensation Committee and may be made in tandem with other Awards or independently. Each SAR entitles the holder, upon exercise, to receive the difference between the initial share value specified in the SAR Award and the fair market value of a share of Common Stock on the date of exercise. At the Compensation Committee's discretion, payments under SARs may be made in cash, shares of Common Stock (valued at fair market value) or any combination thereof.

         AMENDMENT OF THE STOCK INCENTIVE PLANS. The Board may, at any time, terminate or, from time to time, amend, modify or suspend the Stock Incentive Plans, in whole or in part. No Awards may be granted during any suspension of the Plans or after termination of the Plans, but the Compensation Committee shall retain jurisdiction as to Awards then outstanding. Any amendment that would (i) materially increase the benefits accruing to participants under the Stock Incentive Plans, (ii) materially increase the aggregate number of securities that may be issued under the Stock Incentive Plans, or (iii) materially modify the requirements as to eligibility for participation in the Stock Incentive Plans, shall be subject to shareholder approval only to the extent then required by Section 425 of the tax code or applicable law, or deemed necessary or advisable by the Board. Without limiting any other express authority of the Compensation Committee under but subject to the express limits of the Stock Incentive Plans, the Compensation Committee by agreement or resolution may waive conditions of or limitations on Awards to participants that the Compensation Committee in the prior exercise of its discretion has imposed, without the consent of a participant, and may make other changes to the terms and conditions of Awards that do not affect in any manner materially adverse to the participant, his or her rights and benefits under an Award. No amendment, suspension or termination of the Stock Incentive Plans or change of or affecting any outstanding Award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Company under any Award granted prior to the effective date of such change.

EMPLOYEE STOCK PURCHASE PLAN

         GENERAL. At the annual meeting held May 18, 1998, the Company's stockholders ratified the Board of Directors' adoption of the Golf Trust of America, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). A maximum of 250,000 shares of Common Stock may be issued under the Employee Stock Purchase Plan, which amount has been reserved for issuance by the Board of Directors. Through to date hereof, 6,637 shares have been issued under the Employee Stock Purchase Plan.

         Under the Employee Stock Purchase Plan, shares of the Company's Common Stock are available for purchase by Eligible Employees (as defined below) electing to participate in the Employee Stock Purchase Plan . Such Eligible Employees are entitled to purchase Common Stock, by means of limited payroll deductions, at a 10% discount from the market price of the Common Stock as of specified dates. The Employee Stock Purchase Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of tax code. The Board of Directors approved the Employee Stock Purchase Plan in an Action by Written Consent dated as of February 1, 1998.

         PURPOSE. The purpose of the Employee Stock Purchase Plan is to provide Eligible Employees with an incentive to advance the best interests of the Company by providing a method whereby they may voluntarily purchase Common Stock at a favorable price and upon favorable terms.

         SHARES AVAILABLE FOR PURCHASE. The maximum aggregate number of shares that may be purchased under the Employee Stock Purchase Plan is 250,000, subject to adjustment as described below. The shares may be authorized but unissued shares of the Company, treasury shares, or shares bought on the open market. If the outstanding shares are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, stock split, stock dividend, combination of shares, or otherwise), an appropriate adjustment will be made in the number and kind of shares that may be issued under the Employee Stock Purchase Plan and the purchase price per share may be appropriately adjusted consistent with such change to prevent substantial dilution or enlargement of Eligible Employees' rights under the Employee Stock Purchase Plan , all as described more fully in
Section 17 of the Employee Stock Purchase Plan .

         ADMINISTRATION. The Employee Stock Purchase Plan is administered by a committee composed of not less than two members of the Board (the "Employee Stock Purchase Plan Committee"). The Employee Stock Purchase Plan Committee is appointed by the Board and may from time-to-time adopt, amend or rescind rules for carrying out the Employee Stock Purchase Plan . Members of the Employee Stock Purchase Plan Committee are selected by the Board to serve until their successors are appointed. The Committee has full power and discretion to construe and interpret the Employee Stock Purchase Plan, which construction or interpretation is final and binding on all persons. The Board has appointed the Compensation Committee of the Board as the Employee Stock Purchase Plan Committee. No member of the Board, the Compensation Committee or officer of the Company will be liable for any action or inaction relating to the Employee Stock Purchase Plan .

         ELIGIBILITY. Only Eligible Employees may participate in the Employee Stock Purchase Plan . An "Eligible Employee" is any employee of the Company (or any of its participating subsidiaries) (i) who has completed at least three months of continuous full-time employment with the Company (or a participating subsidiary) as of the Grant Date (as defined below), (ii) whose customary employment is for more than 20 hours per week, and (iii) whose customary employment is for more than five months per calendar year. Notwithstanding the foregoing, an otherwise "Eligible Employee" may not participate in the Employee Stock Purchase Plan if he or she owns 5% or more of the voting stock of the Company (or any subsidiary); furthermore, the value of shares that any one Participant may purchase under the Employee Stock Purchase Plan in any one calendar year cannot exceed $25,000 (and for this purpose, value is based on fair market value of such shares on the Grant Date, as defined below).

         OPERATION OF THE EMPLOYEE STOCK PURCHASE PLAN . The Employee Stock Purchase Plan operates in successive six-month periods ("Offering Periods"), commencing each January 1 and July 1. The first Offering Period commenced on March 1, 1998 and ended on June 30, 1998. On the first day of each Offering Period (the "Grant Date"), each Eligible Employee who has filed a valid election to participate in the Employee Stock Purchase Plan for that Offering Period (a "Participant") will be granted an option (the "Option") to purchase shares of the Company's Common Stock. During the Offering Period, the Company will credit to a bookkeeping account (the "Account") maintained on behalf of the Participant, the Participant's periodic payroll contributions under the Employee Stock Purchase Plan . No interest will be paid to any Participant or credited to his or her Account under the Employee Stock Purchase Plan .

         The Option will be exercised on the last day of the Offering Period (the "Exercise Date"). The number of Shares acquired upon exercise of the Option will be determined by dividing the Participant's Account balance as of the Exercise Date by the Option Price. The "Option Price" will be the lesser of: (i) 85% of the fair market value of a Share on the Grant Date; or (ii) 85% of the fair market value of a Share on the Exercise Date. Unless a Participant's Employee Stock Purchase Plan participation terminates, his or her Option will be exercised automatically on the Exercise Date. The Committee has certain discretion to limit the acquisition of fractional Share interests.

         No Participant will have any rights as a shareholder until a certificate for Shares has been issued in the Participant's name following exercise of his or her Option. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to the issuance of such Share certificate.

         TERM. The Employee Stock Purchase Plan was effective as of March 1, 1998 (the "Effective Date"). No new Offering Periods will commence on or after the tenth anniversary of the Effective Date and the Employee Stock Purchase Plan will terminate on such date or, if earlier, when no shares remain available for Options under the Employee Stock Purchase Plan. In addition, the Employee Stock Purchase and all outstanding Options will terminate (i) upon the dissolution of the Company or a merger or similar transaction in which the Company does not survive, or (ii) a Change in Control (as such term is defined in the Employee Stock Purchase Plan). If a Participant's Option is terminated in connection with such an event, he or she will be paid (in cash and without interest) the amount then credited to his or her Account.

SECURITIES ACT REGISTRATION.

         The Company has registered the shares issuable under the Original Plan, the 1997 Stock Incentive Plan, the Directors' Plan and the Employee Stock Purchase Plan under the Securities Act, as amended, on Form S-8 and intends to register the securities issuable under the 1998 Stock Incentive Plan on Form S-8. All of the Company's stock-based compensation plans have been filed as an exhibits to the Company's filings with the Securities and Exchange Commission and are incorporated by reference in the Company's latest Annual Report on Form 10-K.


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         THE FOLLOWING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

         RESPONSIBILITIES OF THE COMPANY'S COMPENSATION COMMITTEE. The Company's executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors of the Company, which is composed of three Independent Directors. The specific responsibilities of the Compensation Committee are to:

         1.   administer the Company's executive compensation program;

         2. review and approve compensation awarded to the Company's executive officers pursuant to the executive compensation program;

         3. monitor the performance of the Company in comparison to performance by executive officers in conjunction with executive officer compensation;

         4. monitor compensation awarded to executive officers of the Company in comparison to compensation received by executive officers of the Company's peers; and

         5. insure the program provides for executive retention and succession.

         Compensation determinations pursuant to the executive compensation program are generally made at or shortly after the end of the fiscal year. At the end of the fiscal year, incentive cash and non-cash bonuses are calculated pursuant to the funds from operations ("FFO") growth criteria which is contained in the respective Golf Trust of America, Inc. incentive compensation plan approved by the Compensation Committee prior to or at the beginning of the fiscal year. Payment of bonuses are subject to audited confirmation of the Company's financial performance, which occurs immediately after the end of the fiscal year.

         In fulfilling its responsibilities, the Compensation Committee takes into account recommendations from management as well as the specific factors enumerated herein for specific elements of compensation. The Compensation Committee periodically reviews comparative compensation data.

         PHILOSOPHY OF THE COMPENSATION COMMITTEE. The philosophy of the Compensation Committee as reflected in the specific compensation plans included in the executive compensation program is to:

         1. attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Company;

         2. place more emphasis on short and long-term incentive compensation which is dependent upon both Company and individual performance rather than on base salary;

         3. reward and encourage executive officer activity that results in enhanced value for stockholders; and

         4. link both short and long-term incentive compensation as much as possible to the achievement of specific individual and Company goals.

         ELEMENTS OF COMPENSATION. The Compensation Committee believes that the above philosophy can best be implemented through three separate components of executive compensation with each component designed to reward different performance goals, yet have all three components work together to satisfy the ultimate goal of enhancing stockholder value. The three elements of executive compensation are:

         1. salary, which compensates the executive for performing the basic job description through the performance of assigned responsibilities;

         2. cash and non-cash bonuses, which reward the executive for commendable performance of special designated tasks or outstanding performance of assigned responsibilities during the fiscal year; and

         3. stock options and/or stock grants, which provide long-term rewards to the executive in a manner directly related FFO growth and to the enhancement of stockholder value.

         In administering each element of compensation, the Compensation Committee considers the integration of that element not only with the other two elements of compensation, but also with additional benefits available to the executive such as the 1997 Employee Stock Purchase Plan, insurance benefits provided by the Company and the retirement savings plan sponsored by the Company.

         BASE SALARY. Base salaries for executive officers are set based on the following factors:

         1. Comparison to executive officer base salaries for the Compensation Committee peer group to the extent such data is available;

         2.   Individual performance of the routine designated tasks assigned;
              and

         3. Overall experience and variety of responsibilities of the executive officer.

         Messrs. Blair and Peters were awarded an increase in their 1999 respective base salaries as set forth in the above Summary Compensation Table.

         CASH AND NON-CASH BONUSES. The 1999 Incentive Compensation Plan was approved by the Compensation Committee establishing, among other things, the specific per share FFO growth criteria, requisite financial returns on acquisitions, and internal growth of asset performance, balance sheet management and REIT capital market conditions upon which executive officers' bonuses were dependent. This plan was formulated to foster a team performance among the executive officers in accomplishing various corporate goals, among which, growth in FFO per share of Common Stock was given prime consideration. The bonuses set forth above reflect the Compensation Committee's determination of the contribution of the respective executive officers to the achievement of the Company's goals for 1999.

         The Compensation Committee determined that to further promote the Company's philosophy of performance-based compensation for 1999, certain non-executive employees should also receive cash bonus elements of compensation.

         STOCK OPTIONS AND STOCK GRANTS. The Compensation Committee believes that awards of stock options or stock grants provide long-term incentive compensation to executive officers that is aligned most directly with the achievement of enhancing value for stockholders. As such, the Compensation Committee believes that awards of stock options or stock grants should be made to executive officers in meaningful amounts on a regular basis. When granting stock, it is the intention of the Compensation Committee to utilize restricted stock grants subject to a three to five year vesting period even in instances where stock is granted in lieu of cash compensation.

         The number of stock options or stock grants (non-cash bonuses) awarded to an executive officer is based on the following criteria:

         1.   overall responsibility of the executive officer;

         2.   overall ability to contribute to the growth of the Company; and

         3.   level of base salary component of compensation.

         The Compensation Committee considers the awards of stock options or restricted stock grants on a current basis only. The existing stockholdings of an individual executive are not taken into consideration when awarding stock options or restricted stock grants.

         DEFINITION OF FUNDS FROM OPERATIONS ("FFO"). As noted above, certain elements of executive compensation are based on achieving specific goals in Per Share FFO growth. FFO, as revised by NAREIT on October 27, 1999, is defined as income or loss before minority interest of unit holders of the Operating Partnership, extraordinary items and certain non-cash items, primarily depreciation. Industry analysts consider FFO to be an appropriate measure of the performance of an equity REIT.

                                            Respectfully submitted,

                                            By:      The Compensation Committee

                                            Members: Roy C. Chapman
                                                     Fred W. Reams
                                                     Edward L. Wax

                             STOCK PERFORMANCE CHART

         The following graph charts the Company's stock price since inception in February 1997 compared to both the S&P 500 and the NAREIT Index:


                              Golf Trust                         S&P 500                          NAREIT
                          of America, Inc.                       Index                            Index
                         ----------------------          ----------------------            ---------------------
     Period              Price            Index          Price            Index            Price           Index
---------------          -----           ------          -----           ------            ------          -----
     Feb-97              24.25           100.00          790.82           100.00           106.82          100.00
     Mar-97              24.38           100.54          757.12            95.74           105.48           98.75
     Apr-97              25.50           105.15          801.34           101.33           102.42           95.88
     May-97              27.25           112.37          848.28           107.27           105.03           98.32
     Jun-97              27.81           114.68          885.14           111.93           109.67          102.67
     Jul-97              28.25           116.49          954.29           120.67           112.31          105.14
     Aug-97              27.50           113.40          899.47           113.74           111.44          104.33
     Sep-97              27.00           111.34          947.28           119.78           120.16          112.49
     Oct-97              26.06           107.46          914.62           115.65           116.36          108.93
     Nov-97              27.00           111.34          955.40           120.81           117.66          110.15
     Dec-97              29.00           119.59          970.43           122.71           119.50          111.87
     Jan-98              29.13           120.12          980.28           123.96           118.29          110.74
     Feb-98              28.88           119.07        1,049.34           132.69           115.69          108.30
     Mar-98              31.38           129.40        1,101.75           139.32           117.25          109.76
     Apr-98              32.63           134.56        1,111.75           140.58           112.67          105.48
     May-98              32.75           135.05        1,090.82           137.94           111.08          103.99
     Jun-98              34.38           141.77        1,133.84           143.38           110.10          103.07
     Jul-98              30.63           126.31        1,120.67           141.71           102.21           95.68
     Aug-98              26.50           109.28          957.28           121.05            91.01           85.20
     Sep-98              29.75           122.68        1,017.01           128.60            96.32           90.17
     Oct-98              26.75           110.31        1,098.67           138.93            93.10           87.16
     Nov-98              26.13           107.73        1,163.63           147.14            94.26           88.24
     Dec-98              27.75           114.43          713.78           160.50            91.03           85.22
     Jan-99              26.13           107.75        1,279.64           161.81            88.91           83.23
     Feb-99              24.21            99.84        1,238.33           156.59            86.13           80.63
     Mar-99              22.22            91.63        1,286.37           162.66            84.83           79.41
     Apr-99              22.05            90.93        1,335.18           168.83            92.56           86.65
     May-99              24.16            99.63        1,301.84           164.62            94.17           88.16
     Jun-99              24.00            98.97        1,372.71           173.58            92.09           86.21
     Jul-99              23.14            95.42        1,328.72           168.02            88.22           82.59
     Aug-99              21.07            86.89        1,320.41           166.97            85.68           80.21
     Sep-99              18.97            78.23        1,282.71           162.20            81.75           76.53
     Oct-99              18.00            74.23        1,362.93           172.34            79.11           74.06
     Nov-99              17.31            71.38        1,388.91           175.63            76.86           71.95
     Dec-99              15.92            65.65        1,469.25           185.79            78.23           73.24


Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Since February 28, 1997, the Company has engaged BDO Seidman, LLP as its principal accountants and such firm is expected to be retained as its principal accountants in 2000. BDO Seidman, LLP audited the Company's financial statements for the periods ending December 31, 1997, 1998 and 1999. A representative from BDO Seidman, LLP will be present at the Annual Meeting, and is expected to be available to respond to appropriate questions.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table describes, as of March 31, 2000, the beneficial ownership of Common Stock and common OP Units (which are common units of limited partnership interest in Golf Trust of America, L.P., the operating partnership through which the Company owns its golf course interests (the "Operating Partnership")) by each director, by each named executive officer of the Company (including Mr. Joseph, who resigned in late 1999), by all directors and officers of the Company as a group (not including Mr. Joseph) and by each person known to the Company to be the beneficial owner of 5% or more of the outstanding Common Stock. This table shows beneficial ownership in accordance with the rules of the Securities and Exchange Commission to include securities that a named person has the right to acquire within 60 days. Each person named in the table has sole voting and investment/disposition power with respect to all of the shares of Common Stock or OP Units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise noted, the address of each person in the table is c/o Golf Trust of America, Inc., 14 North Adger's Wharf, Charleston SC 29401.


                                                     COMMON STOCK                          COMMON OP UNITS
                                         ------------------------------------     -------------------------------
                                                                                                       PERCENTAGE
                                                              PERCENTAGE OF                           INTEREST IN
           NAME AND ADDRESS              NUMBER OF SHARES    SHARES OF COMMON     NUMBER OF OP         OPERATING
         OF BENEFICIAL OWNER             OF COMMON STOCK    STOCK OUTSTANDING       UNITS (1)         PARTNERSHIP
---------------------------------------  ----------------   -----------------     ------------        -----------
W. Bradley Blair, II.................       596,868 (2)             7.0%               12,500 (3)              *

David D. Joseph......................       320,118 (4)             3.8%                   --                 --

Scott D. Peters......................       230,702 (5)             2.8%                   --                 --

Larry D. Young.......................           ---                   --            3,726,856 (6)          27.0%

Roy C. Chapman.......................        20,500 (7)                *                   --                 --

Raymond V. Jones.....................        21,000 (7)                *                   --                 --

Fred W. Reams........................        60,000 (7)                *                   --                 --

Edward L. Wax........................        21,250 (7)                *                   --                 --

Directors and officers
     as a group (8 persons)..........     1,270,438 (8)            14.0%            3,739,356              27.1%

AEW Capital Management, L.P..........       961,704 (9)             8.6%                   --                 --

FMR Corp.............................       587,100 (10)            7.2%                   --                 --

Schooner Capital LLC.................       672,700 (11)            8.3%                   --                 --


----------

*    Less than 1%

(1) The Operating Partnership has 4,905,086 OP Units outstanding as of March 31, 2000, excluding 8,118,147 OP Units beneficially owned by Golf Trust through its subsidiaries. OP Units (other than those beneficially owned by Golf Trust) may generally be redeemed for cash (or, at Golf Trust's option, for shares of Common Stock on a one-for-one basis).

(2) Includes the 94,507 shares of restricted stock awarded by the Company to Mr. Blair for the shares' par value, the majority of which remain subject to vesting conditions. Also includes options to purchase 431,000 shares of the Company's Common Stock that have vested and or will vest within 60 days.

(3) Does not include 598,187 OP Units held by Legends of Virginia, LC, a prior owner which contributed two golf courses to the Company. Mr. Blair is the trustee of, and has no equity interest in, a trust that is the managing member of Legends of Virginia, LC by virtue of its 52% voting interest therein. Mr. Blair disclaims any beneficial interest in such OP Units. Under the Partnership Agreement of the Operating Partnership, the holders of all of the OP Units shown in the table have the right to tender them for redemption at any time. Upon such a tender, either the Operating Partnership must redeem the OP Units for cash or the Company must acquire the OP Units for shares of Common Stock, on a one-for-one basis.

(4) Of the 42,809 shares of restricted stock awarded by the Company to Mr. Joseph for the shares' par value, 11,905 shares were cancelled upon his resignation, 18,405 shares will vest within 60 days, and the remaining 12,500 shares will vest on February 7, 2002. Also includes options to purchase 176,666 shares of the Company's Common Stock that have vested or will vest within 60 days. A total of 36,452 of Mr. Joseph's shares of Common Stock are pledged to the Operating Partnership to secure the Master Note (see "Directors and Officers--Joseph Separation Agreement") and Mr. Joseph has agreed to vote all pledged shares as recommended by the Board of Directors.

(5) Includes the 52,623 shares of restricted stock awarded by the Company to Mr. Peters for the shares' par value, of which remain subject to vesting conditions. Also includes options to purchase 157,000 shares of the Company's Common Stock that have vested or will vest within 60 days.

(6) Mr. Young's address is c/o The Legends Group, 1500 Legends Drive, Myrtle Beach, South Carolina 29577. Includes 598,187 OP Units held by Legends of Virginia, LC which are beneficially owned by the children and grandchildren of Mr. Young. Mr. Young disclaims any beneficial ownership in such OP Units. Under the Partnership Agreement of the Operating Partnership, the holders of all of the OP Units shown in the table have the right to tender them for redemption at any time. Upon such a tender, either the Operating Partnership must redeem the OP Units for cash or the Company must acquire the OP Units for shares of Common Stock, on a one-for-one basis.

(7) Includes 20,000 options to purchase shares of the Company's Common Stock which have not been exercised.

(8) Includes 189,939 shares of restricted stock awarded by the Company to its executive officers for the shares' par value, the majority of which remain subject to vesting. Also includes options to purchase 764,666 shares of Common Stock that have vested or will vest within 60 days.

(9) Amounts shown for AEW Capital Management, L.P. include 800,000 shares of the Company's Series A Convertible Cumulative Preferred Stock held by its affiliate AEW Targeted Securities Fund, L.P., which shares are convertible into an aggregate of 761,905 shares of the Company's Common Stock. AEW Capital Management, L.P. beneficially owns an additional 199,800 shares of the Company's Common Stock. These entities' address is c/o AEW Capital Management, Inc., 225 Franklin Street, Boston, MA 02110. Information about AEW Capital Management, L.P. is included in reliance on its Schedule 13G filed with the Security and Exchange Commission ("SEC") on April 16, 1999.

(10) FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109. Information about FMR Corp. is included in reliance on the Schedule 13G filed with the SEC on February 11, 2000 by FMR Corp.

(11) Schooner Capital LLC's address is 745 Atlantic Avenue, 11th Floor, Boston, MA 02111. Information about Schooner Capital LLC is included in reliance on the Schedule 13D filed with the SEC on January 28, 2000 by Schooner Capital LLC.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         Larry Young, a director of the Company, is the majority owner of the Legends lessees (i.e., those lessees that lease the thirteen courses of the Company by the Legends Group and its affiliates). W. Bradley Blair, II, Chief Executive Officer, President and Chairman of the Board of the Company, is an inactive shareholder in Blair Conaway Bograd & Martin, P.A., a law firm engaged by the Company on a limited basis to provide real estate, corporate and labor law services to the Company.

         W. Bradley Blair, II, Chief Executive Officer, President and Chairman of the Board of the Company, purchased 21,429 shares of Common Stock at the 10-day average trailing price on July 2, 1999 of $23.86 from Granite Golf, a former lessee of golf courses from the Company. Mr. Blair purchased these shares of Common Stock, which had been pledged as collateral under Granite Golf's participating lease, in connection with the default of this lessee under its participating lease and the subsequent reassignment of its participating leases to Legends National Golf Management, LLC, an affiliate of Mr. Young.

         Golf Trust of America, Inc. and Larry Young, a director of the Company, each have right of first refusal to buy the Patricia Grand Hotel and the Patricia North Hotel (the "Myrtle Beach Hotels") in Myrtle Beach, South Carolina, if the owner of the Myrtle Beach Hotels intends to sell, assign or transfer one or both of the Myrtle Beach Hotels in a bona fide third party transaction. The term of this option is seven years with an expiration date of December 21, 2005. A purchase option is available in favor of Golf Trust of America, Inc. and Larry Young in the eighth year of ownership (2006) for them to buy one or both of the Myrtle Beach Hotels. Golf Trust of America, Inc. has an option to invest under terms similar to the Patricia Grand Hotel transaction in any major hotel or resort purchase by the Anderson family or Anderson Resort Management Group. This option does not apply to new construction or redevelopment and expires in eight years. The Company believes that the potential ownership of these hotel interests will enhance utilization of its golf courses in Myrtle Beach.

SANDPIPER TRANSACTION

         Concurrent with the acquisition of Sandpiper Golf Course, in March, 1998, the Company formed a taxable subsidiary, Sandpiper GTA Development, Inc. (the "Taxable Subsidiary") to hold title to a 14-acre development site adjacent to the Sandpiper Golf Course. This structure is designed to legally separate the development and sale activities on such site from the operations of the Company and allows for certain transactions and activities to be undertaken on such property while preserving the REIT status of the Company. These activities involve primarily holding property for sale in the ordinary course and possible development of the site while permitting 95% or more of the economic benefit of the site to accrue to the Company in the form of interest and dividends. The Operating Partnership contributed $360,000 in exchange for all of the non-voting Common Stock of the Taxable Subsidiary, and also made a loan to the Taxable Subsidiary in the amount of $2.7 million, which accrues interest at 9.0% per annum. The Operating Partnership also contributed $1.35 million for the Series A Preferred Stock which provides for a preferred, cumulative return of 8.5%, has a liquidation preference equal to the original capital contribution, and provides for certain participation rights in the sales proceeds of the property owned by the Taxable Subsidiary. Mr. Blair and Mr. Young contributed $22,500 each to the Taxable Subsidiary in exchange for all of the voting Common Stock of the Taxable Subsidiary and signed a promissory note agreeing to contribute an additional $22,500 each to the Taxable Subsidiary, which permits Mr. Blair and Mr. Young, subject to the senior rights of the Operating Partnership as holder of the $2.7 million promissory note and holder of the preferred stock, to participate in a portion of the net sales proceeds of the property of the Taxable Subsidiary. This site was sold in June of 1999, consequently, this legal entity was dissolved and the note receivable for the land is now held by GTA LP.

LOANS TO OFFICERS

         Loans of approximately $890,000, secured by OP Units and Common Stock, with interest rates of between 4.4% to 6.2% per annum, were made to officers of the Company for the payment of related taxes for restricted stock grants issued in 1997, 1998 and 1999. Of this total, approximately $173,000 related to the restricted stock grants issued on March 10, 1999 for 44,000 shares. It is expected that additional loans will be made to the officers to cover tax liabilities resulting from future vesting of the restricted stock grants. In addition, under the 1998 Senior Executive Loan Program, as amended on August 10, 1999, loans of $2.3 million have been made to officers of the Company to purchase Company stock on the open market. These loans are collateralized by the shares purchased, bear interest at rates between 4.51% to 5.89% per annum and are due at the earliest of the following times: (i) three years following termination of the borrower's employment with the Company, (ii) 5 years after the making of the Promissory Notes or (iii) for Promissory Notes issued in connection with open market stock purchases, at the time of sale of such stock at the price specified in the promissory notes. These promissory notes are recourse to the borrower. If and for so long as the Company reduces its common dividend by more than 33% from the current rate of $0.44 per quarter, interest on loans to the Company's current officers will not be payable and instead will accrue and be added to principal. Upon any change of control in the lender, all outstanding amounts to the current officers will be forgiven and the Promissory Notes will be canceled.

         Of the total officer loans outstanding, including tax-related loans and stock purchase loans, approximately $725,000 in loans to the former Executive Vice President, Mr. Joseph, were reclassified to Other Assets from Stockholders' Equity upon his resignation. These loans are recourse to the borrower and are subject to the terms of Mr. Joseph's Separation Agreement. All of the Company's loans to Mr. Joseph were consolidated into a single master loan effective December 31, 1999. See "Directors and Officers--Joseph Separation Agreement," above.

OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL

         Larry Young, a director of the Company, is majority owner of The Legends Group. The Legends Group contributed seven of its eight golf courses to the Company at the IPO. The Legends Group currently owns one golf course that was not contributed to the Company because it is subject to a ground lease with a short remaining term, and may acquire or develop additional golf courses in the future. The Company has an option and right of first refusal to acquire all such golf courses, pursuant to an Option to Purchase and Right of First Refusal Agreement (the "Option Agreement"). Commencing four years after the public opening of a golf course developed by The Legends Group, or 24 months after the acquisition of an established operating golf course, the Company may purchase the applicable golf course under the Option Agreement for a purchase price based on the net operating income of the golf course, subject to adjustments agreed upon by the parties, divided by a capitalization rate equal to the Company's cost of equity capital plus 200 basis points. For purposes of this calculation, the Company's cost of equity capital is deemed to equal the Company's Funds From Operations yield for the then current fiscal year as published by First Call, less reserves for capital expenditures. In the event The Legends Group receives a bona fide third party offer to acquire a developed golf course, the option will not be effective pending the acquisition by the third party, in which case the Company shall have the right to purchase the developed golf course pursuant to the right of first refusal described below. The Company anticipates that any such developed golf course will have achieved stabilized operating revenues before the Company would consider purchasing such developed golf course from The Legends Group or any affiliate of The Legends Group.

         If the Company does not elect to exercise its option to acquire a golf course owned, acquired or developed by The Legends Group, or if the parties are unable to agree on the adjustments to net operating income for purposes of the pricing formula, then the Company has a right of first refusal under the Option Agreement with respect to such golf course. The right of first refusal will obligate The Legends Group to offer the Company the right to buy any such golf course on the same terms and conditions as The Legends Group intends to offer to any third party. If the Company does not exercise its right to acquire such golf course, The Legends Group will be free to sell to a third party, provided if The Legends Group either opts not to sell the golf course within nine months or reduces the purchase price by 5% or more, The Legends Group must again offer the golf course to the Company. The Option Agreement shall generally run for a period of 10 years after the IPO.


                              COST OF SOLICITATION

         The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit personally or by telephone and tabulate the proxies. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owed by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and American Stock Exchange. Officers, directors and stockholders owning more than 10% of the Common Stock of the Company are required by SEC regulations to furnish the Company with copies of all reports filed pursuant to Section 16(a).

         Based solely on review of copies of such reports required by Section 16(a) and filed by or on behalf of the Company's officers and directors or written representations that no such reports were required, the Company believes that during 1999 all of its officers and directors, and stockholders owning greater that 10% of the Common Stock of the Company complied with all applicable
Section 16(a) filing requirements, except that Mr. Blair filed one late report regarding one purchase transaction. In addition, Messrs. Blair, Joseph and Young filed amended Form 3 reports in January 1999 in respect of their OP Unit holdings at the time of the Company's initial public offering, which holdings were fully disclosed in prior SEC filings, including last year's Proxy Statement, but which were not disclosed in such directors' original Form 3 reports filed in February 1997.

                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

         Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the Annual Meeting of Stockholders. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and may be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, Golf Trust of America, Inc., 14 North Adger's Wharf, Charleston, South Carolina, 29401. Any such notice shall set forth:

         1. the name and address of the stockholder and the text to be introduced;

         2. the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of the notice; and

         3. a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

         Such notice must be received by Monday, December 4, 2000. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

                                 By Order of the Board of Directors,

                                 GOLF TRUST OF AMERICA, INC.

                                 /s/ SCOTT D. PETERS

                                 By: Scott D. Peters, Secretary

                              [Proxy Card - Front]


                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Golf Trust of America, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of 2000 Annual Meeting of Stockholders and Proxy Statement and the 1999 Annual Report and hereby appoints
W. Bradley Blair, II and Scott D. Peters as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Golf Trust of America, Inc. held of record by the undersigned on March 31, 2000 at the Annual Meeting of Stockholders to be held May 22, 2000 and any and all adjournments or postponements thereof.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each director nominee named in Proposal 1 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

                [Continued and to be signed on the reverse side]

                              FOLD AND DETACH HERE

                             [Proxy Card - Reverse]

                                                                     Please mark
                                                                    your vote as
                                                                    indicated in
                                                                this example [X]

The Board of Directors recommends a vote FOR Proposal 1.

1. To elect the following directors to serve for a term of three years or, in the case of Mr. Peters, a one year term, and until their successors are elected and qualified:

     [ ] FOR the nominees listed below (except as marked to the contrary below).

     [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below.

     Scott D. Peters,   Larry D. Young,   Fred W. Reams,   Edward L. Wax

     (INSTRUCTION: To withhold authority to vote for only one nominee, strike a line through that nominee's name).


2. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting and to vote for any nominee to the Board whose nomination results from the inability of any of the above named nominees to serve.

     In addition, the proxies are authorized, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR the nominees listed in Proposal 1. This proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE ,THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1.

                      PLEASE RETURN YOUR EXECUTED PROXY TO
                        CHASEMELLON SHAREHOLDER SERVICES
                     IN THE ENCLOSED SELF-ADDRESSED, POSTAGE
                                PRE-PAID ENVELOPE

I plan to attend the Annual Meeting of Stockholders.  [  ]

Signature _________________ Signature _________________ Date ___________

(Print name(s) as it/they appear on certificates). Please print name(s) appearing on each share certificate(s) over which you have voting authority.


                              FOLD AND DETACH HERE